Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES FOR ITS FIRST QUARTER 2024 AND A CASH DIVIDEND

Ocala, FL…March 12, 2024—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales for its first quarter ended February 3, 2024. Sales for the first quarter of 2024 were $14.8 million compared to $17.1 million in the first quarter of 2023.

Nobility’s financial position during the first quarter 2024 remains very strong with cash and cash equivalents, certificates of deposit and short-term investments of $27.4 million and no outstanding debt. Working capital is $41.6 million and our ratio of current assets to current liabilities is 5.2:1. Stockholders’ equity is $55.0 million and the book value per share of common stock increased to $16.85.

The Company is working with our newly appointed auditors to complete the fiscal year 2023 audit. After completion of the audit and the filing of the 10-K, the Company will release the first quarter 2024 financials.

The Board of Directors declared a one-time cash dividend of $1.50 per common share for the fiscal year 2023. The cash dividend is payable on April 8, 2024, to stockholders of record as of March 25, 2024. Nobility Homes has distributed one-time cash dividends for the last six fiscal years.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

On June 5, 2023, the Company celebrated its 56th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 33 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.